UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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INLAND REAL ESTATE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INLAND REAL ESTATE CORPORATION

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

Date:       June 17, 2009
Time:      10:00 a.m. central time
Place:      2901 Butterfield Road

                Oak Brook, Illinois  60523

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, Illinois 60523
(888) 331-4732

Notice of Annual Meeting of Stockholders
to be held
June 17, 2009

Dear Stockholder:

Our annual stockholders’ meeting will be held on June 17, 2009, at 10:00 a.m. central time, at our principal executive offices located at 2901 Butterfield Road in Oak Brook, Illinois 60523.  At our annual meeting, we will ask you to:

•                  elect seven directors;

•                  ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

•                  transact any other business that may properly be presented at the annual meeting.

If you were a stockholder of record at the close of business on April 16, 2009, you may vote in person at the annual meeting and any postponements or adjournments of the meeting.  A list of these stockholders will be available at our offices before the annual meeting.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the Board of Directors,

/s/ Beth Sprecher Brooks
Beth Sprecher Brooks
Senior Vice President, Secretary and General Counsel

April 30, 2009

INFORMATION ABOUT THE ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 17, 2009

•                  This Proxy Statement and our Annual Report are available on our website at http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=103184&GKP=203210.

This proxy statement contains information related to the annual meeting of stockholders to be held June 17, 2009, beginning at 10:00 a.m. central time, at our principal executive offices located at 2901 Butterfield Road, Oak Brook, Illinois 60523, and at any postponements or adjournments thereof. The board of directors is soliciting your vote for this meeting.  This proxy statement is being mailed to stockholders on or about April 30, 2009.  At the annual meeting, you will be asked to:

•                  elect seven directors;

•                  ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

•                  transact any other business that may properly be presented at the annual meeting.

The board of directors recommends that you vote “for” on each proposal.  If you own shares of common stock in more than one account, such as individually and jointly with your spouse, you may receive more than one set of these materials.  Please make sure to vote all of your shares.  This proxy statement summarizes information we are required to provide to you under the rules of the Securities and Exchange Commission.  If you plan on attending the annual meeting of stockholders in person, please contact Theresa Strino, Investor Services Manager, at (888) 331-4732, so that we can arrange for sufficient space to accommodate all attendees.

Information About Voting

You will have one vote for each share of common stock that you owned at the close of business on April 16, 2009, which is the record date for the annual meeting.  On the record date, there were 66,826,941 shares outstanding.  There is no cumulative voting.  A majority of the outstanding shares, or 33,413,471 shares, must be present to hold the annual meeting.  The Inland Group, Inc. and its affiliates have the power to vote approximately 10,852,002 shares representing approximately 16.2% of our outstanding common stock.  Daniel L. Goodwin, one of our directors, is the controlling stockholder of The Inland Group, Inc.

You may hold shares either directly in your name as the stockholder of record or indirectly through a broker, bank or other holder of record.  If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you.  As the holder of record, you have the right to give your proxy directly to us, give your voting instructions by telephone or by the Internet or vote in person at the annual meeting.  If your shares are held in a brokerage account or through a bank or other holder of record, the shares are held in “street name,” and your broker, bank or other holder of record might be sending these proxy materials to you.

Your vote is important.  You may vote in person or by granting us a proxy to vote on the proposals.  You may vote by proxy in any of the following ways:

•                  by mail: sign, date and return the proxy card in the enclosed envelope.

•                  via telephone: dial 1-866-395-9262 and follow the instructions provided on the proxy card; or

•                  via the Internet: go to https://www.proxyvotenow.com/irc and follow the instructions provided on the proxy card.

If you return your proxy card but do not indicate how your shares should be voted, they will be voted “for” in accordance with the board’s recommendation for each proposal.

If you grant us the right to vote your shares by proxy, you may nevertheless revoke your grant of this proxy at any time before it is exercised by: (1) sending written notice to us, Attention: Mark E. Zalatoris; (2) providing us with a later-dated proxy; or (3) attending the annual meeting in person and voting your shares.  Merely attending the annual meeting, without further action, will not revoke your grant of the right to vote your shares by proxy.

Information Regarding Tabulation of the Vote

Our transfer agent, Registrar & Transfer Company, will tabulate all votes cast at the meeting and will act as the inspector of election at the annual meeting.

Quorum Requirement

Stockholders owning a majority of our outstanding shares as of the record date must be present in person or by proxy in order for action to be taken at the meeting.  For these purposes, “abstentions” and “broker non-votes” will be counted as present for determining whether a majority is present.  A broker non-vote occurs when shares registered in the name of a broker are not voted because the broker does not have the authority to do so.

Information About Votes Necessary for Action to be Taken

Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares entitled to vote at the meeting, represented in person or by proxy, will be required for the approval of all items, including the election of directors and ratification of the selection of KPMG LLP as our independent public accounting firm for the year ending December 31, 2009.  A properly executed proxy marked “withhold authority” or a broker non-vote with respect to the election of one or more directors will have the effect of a no vote but will be counted for purposes of establishing a quorum.  For each other item, a properly executed proxy marked “abstain” will not be voted, although it will be counted for purposes of establishing a quorum.  Accordingly, an abstention will have the effect of a no vote.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote.  If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may be permitted to vote your shares even if the broker does not receive voting instructions from you.

STOCK OWNERSHIP

Stock Owned by Certain Beneficial Owners and Management

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by: (1) persons that beneficially own more than 5% of the outstanding shares of our common stock; (2) our directors and each nominee for director; (3) the executive officers named in the Summary Compensation Table below; and (4) the directors and executive officers as a group.  Except as otherwise indicated, all information is as of April 16, 2009.  The percent of class is calculated using 66,826,941 shares outstanding as of April 16, 2009.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Daniel L. Goodwin(1)(2)	10,852,002	16.2%
The Inland Group, Inc.(3)	10,140,056	15.2%
Inland Real Estate Investment Corporation(4)	9,966,961	14.9%
FMR LLC(5)	7,266,010	11.0%
Inland Investment Stock Holding Company(6)	7,050,698	10.6%
The Vanguard Group, Inc.(7)	4,763,993	7.2%
Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., and Barclays Global Investors Japan Limited (8)	4,651,440	7.0%
Mark E. Zalatoris (9)(10)(11)	51,204	*
Joel D. Simmons (1)(12)	26,575	*
Heidi N. Lawton (1)(13)	17,572	*
Brett A. Brown (9) (10)(14)	17,865	*
D. Scott Carr (9)(10)(15)	18,136	*
Joel G. Herter (1)(16)	14,972	*
Thomas P. D’Arcy (1)(17)	13,425	*
Thomas H. McAuley (1)(18)	10,325	*
William W. Anderson (9)(10)(19)	8,299	*
Thomas R. McWilliams (1)(20)	7,325	*
Beth Sprecher Brooks (9)(10)(21)	4,020	*
All Executive Officers and Directors as a group (twelve persons total)	11,041,720

(1)             Director.

(2)             Mr. Goodwin’s business address is 2901 Butterfield Road, Oak Brook, Illinois 60523.  Includes 711,946 shares of common stock owned by Mr. Goodwin or his spouse and common stock owned directly by the following entities: 9,091 shares by The Inland Group, Inc. (“TIGI”), 164,004 shares by Inland Mortgage Investment Corporation (“IMIC”), 7,050,698 shares by Inland Investment Stock Holding Company (“IISHC”), 134,042 shares by Partnership Ownership Corporation (“POC”) and 734,482 by Eagle Financial Corporation (“Eagle”).  Also includes 2,047,739 shares managed by Inland Investment Advisors, Inc. (“Adviser”).  IISHC, POC and Adviser are wholly owned subsidiaries of Inland Real Estate Investment Corporation (“IREIC”).  IMIC, IREIC and Eagle are wholly owned subsidiaries of TIGI.  Mr. Goodwin is the controlling shareholder of TIGI.  Mr. Goodwin has sole voting and dispositive power over 325 shares and shares voting and dispositive power over 10,851,677 shares.

(3)             The business address of TIGI is 2901 Butterfield Road, Oak Brook, Illinois 60523.  Includes 9,091 shares of common stock owned by TIGI and common stock owned directly by the following entities: 164,004 shares by IMIC, 7,050,698 shares by IISHC, 134,042 shares by POC and 734,482 by Eagle.  Also includes 2,047,739 shares managed by Adviser.  IISHC, POC and Adviser are wholly owned subsidiaries of IREIC.  IREIC and Eagle are wholly owned subsidiaries of TIGI.  TIGI shares voting and dispositive power over 10,140,056 shares.

(4)             The business address of IREIC is 2901 Butterfield Road, Oak Brook, Illinois 60523. Includes common stock owned by the following entities: 734,482 by Eagle, 7,050,698 shares by IISHC and 134,042 shares by POC.  Also includes 2,047,739 shares managed by Adviser.  The latter three entities are wholly owned subsidiaries of IREIC, which is a wholly owned subsidiary of TIGI.  Mr. Goodwin is the controlling shareholder of TIGI.  IREIC shares voting and dispositive power over 9,966,961 shares.

(5)             Based on the Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009. The business address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.  Reflects shares beneficially owned by FMR Corp. and its subsidiaries and affiliates, including Fidelity Management & Research Company, in its capacity as investment adviser, and Real Estate Investment Portfolio, in its capacity as an investment company.  FMR Corp has sole voting and investment power over 7,266,010 shares.

(6)             The business address of IISHC is 2901 Butterfield Road, Oak Brook, Illinois 60523.  Includes 7,050,698 shares of common stock owned by IISHC.  IISHC is a direct, wholly owned subsidiary of IREIC, which is a direct subsidiary of TIGI.  Mr. Goodwin is the controlling shareholder of TIGI.  IISHC has shared voting and dispositive power over 7,050,698 shares.

(7)             Based on the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009. The business address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Reflects shares owned by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc. as a result of it serving as investment manager of collective trust accounts.  The Vanguard Group, Inc. has sole voting power over 75,595 shares and sole dispositive power over 4,763,993 shares.

(8)             Based on the Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009. The business address for Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105. The business address for Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The business address for Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan. Barclays Global Investors, NA beneficially owns 2,062,342 shares of common stock, or 3.11% of the outstanding shares of common stock and has sole voting power over 1,973,542 shares and sole dispositive power over 2,062,342 shares. Barclays Global Fund Advisors beneficially owns 2,496,063 shares of common stock, or 3.75% of the outstanding shares of common stock and has sole voting power over 1,836,133 shares and sole dispositive power over 2,493,063 shares. Barclays Global Investors, Ltd. beneficially owns 74,084 shares of common stock, or 0.11% of the outstanding shares of common stock and has sole voting power over 37,157 shares and sole dispotive power over 74,084 shares. Barclays Global Investors Japan Trust and Banking Company Limited does not beneficially own shares of common stock. Barclays Global Investors Japan Limited beneficially owns 21,951 shares of common stock, or 7.0% of the outstanding shares of common stock and has sole voting power over 21,951 shares and sole dispositive power over 21,951 shares.

(9)             Executive officer.

(10)       The business address for Ms. Sprecher Brooks and Messrs. Anderson, Brown, Carr and Zalatoris is 2901 Butterfield Road, Oak Brook, Illinois 60523.

(11)       Includes 2,092 shares owned by the Joanne Zalatoris Trust and 1,692 shares owned by the Scott Zalatoris Trust.  Mr. Zalatoris serves as a trustee of each trust along with his spouse.  Includes 32,084 shares owned jointly with Mr. Zalatoris’ spouse.  Also includes 15,336 shares granted to Mr. Zalatoris under the terms of his employment agreement.  Mr. Zalatoris has sole voting and investment power over 15,336 shares.

(12)       The business address for Mr. Simmons is c/o Cohen Financial Corporation, 5215 Old Orchard Road, Suite 450, Skokie, Illinois 60077.  Includes options to purchase 1,000 shares at exercise prices ranging from $14.81 to $19.96 per share.

(13)       The business address for Ms. Lawton is c/o Lawton Realty Group, 579 W. North Avenue, Suite 304, Elmhurst, Illinois 60126. Includes options to purchase 4,000 shares at exercise prices ranging from $10.45 to $19.96 per share.

(14)       Mr. Brown owns these shares jointly with his spouse.  Includes 3,364 shares of restricted stock.  Mr. Brown has sole voting power over 3,364 shares.

(15)       Includes 5,723 shares granted to Mr. Carr under the terms of his employment agreement.

(16)       The business address for Mr. Herter is 2100 Clearwater Drive, Oak Brook, Illinois 60521. Includes options to purchase 5,000 shares at exercise prices ranging from $10.45 to $19.96 per share and 9,972 shares owned jointly with Mr. Herter’s spouse.

(17)       The business address for Mr. D’Arcy is c/o Bayside Realty Partners 194 Central Street, Saugus, Massachusetts 01906. Includes options to purchase 5,000 shares at exercise prices ranging from $14.50 to $19.96 per share.

(18)       The business address for Mr. McAuley is 100 Galleria Parkway, Suite 1030, Atlanta, Georgia 30339. Includes options to purchase 1,000 shares at exercise prices ranging from $14.81 to $19.96 per share.

(19)       Includes 5,488 shares of restricted stock.

(20)       The business address for Mr. McWilliams is 1014 Burlington Ave., P. O. Box 3672, Lisle, Illinois 60532. Includes options to purchase 7,000 shares at exercise prices ranging from $14.50 to $19.96 per share.

(21)       Includes 2,920 shares of restricted stock.

*                    Less than 1%

Costs of Proxies

We will pay all costs of soliciting proxies and holding the annual meeting.  We have not retained a third party to assist in this process.  Instead, proxies may be solicited by our directors, officers or employees.  We will not pay additional compensation to these individuals for these activities.  We also intend to request that brokers, banks and other nominees solicit proxies from their principals.  We will reimburse the brokers, banks and other nominees for certain expenses that they incur for these activities.

Other Matters

We are not aware of any other matter to be presented at the annual meeting.  Generally, no business aside from the items discussed in this proxy statement may be transacted at the meeting.  If, however, any other matter properly comes before the annual meeting as determined by the chairman of the meeting, your proxies are authorized to act on the proposal at their discretion.  Generally, stockholders seeking to make a nomination or bring other business before the meeting must provide, among other things, notice thereof in writing to our corporate secretary at our office not less than forty-five days before the anniversary date on which we first mailed our notice of meeting and proxy materials for the annual meeting of stockholders held last year.  We mailed the notice and proxy materials on April 29, 2008 for the annual meeting of stockholders held last year.  Therefore, any stockholder desiring to nominate a person for election to the board or to bring other business before the 2009 annual meeting is required to have provided us with notice of any nominations by March 15, 2009.  We did not receive notice of any proposal by that date.

Electronic Access/Available Information

You can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.  If you are a stockholder of record, you can choose this option and save us the cost of producing and mailing these documents by following the instructions provided to you when you vote over the Internet.  If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our proxy statement and annual report.  Your choice will remain in effect until you tell us otherwise.  You do not have to elect Internet access each year.  To view, cancel or change your enrollment, please go to https://www.proxyvotenow.com/irc.  We file reports, proxy materials and other information with the SEC.  These reports, proxy materials and other information can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C.  20549.  Copies also can be obtained by mail from the Public Reference Room at prescribed rates.  Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.  In addition, the SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

CORPORATE GOVERNANCE

Our business is managed under the direction and oversight of our board, which has formed three standing committees composed entirely of independent directors: Audit; Compensation; and Nominating and Corporate Governance.  Each committee’s function is described below.  The members of our board of directors on the date of this proxy statement, and the committees on which they serve, are identified below.

Director	Audit	Compensation	Nominating and Corporate Governance

Thomas P. D’Arcy	X		X
Daniel L. Goodwin
Joel G. Herter	X(1)	X
Heidi N. Lawton	X	X(1)	X
Thomas H McAuley
Thomas R. Mcwilliams		X	X(1)
Joel D. Simmons

(1) indicates chairperson of the committee.

At the meeting of the board on April 21, 2008, the board elected Thomas P. D’Arcy to serve as the chairman of the board, replacing Daniel L. Goodwin, who stepped down as chairman but who remains on the board.  The chairman of the board organizes the work of the board and ensures that the board has access to sufficient information to carry out its functions, including monitoring our performance and the performance of management.  The chairman of the board presides over all meetings of the board of directors and stockholders, establishes the agenda for each meeting and oversees the distribution of information to directors.  Our directors meet from time to time in executive sessions without representatives of management present. Our independent directors also meet, from time to time, without representatives of management or the inside directors present.  Historically, our independent directors have selected one director to preside over these executive sessions based on the nature of the item or items to be addressed.  Mr. D’Arcy has been selected to preside at these sessions. Each director has access to the members of our management team or other employees as well as full access to our books and records.

Our board has adopted “Guidelines on Corporate Governance” that, along with the charters adopted by each board committee and our code of ethics, provide the framework for our corporate governance.  A complete copy of the guidelines, charters and code of ethics may be found using the “Investor Relations” link on our website at www.inlandrealestate.com.  In addition, printed copies of these materials are available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

Summary of Our Corporate Governance Principles

As required by our governing documents and the New York Stock Exchange, a majority of our board must be “independent.”  According to categorical standards adopted by our board, a director will not be considered independent if, within the last three years:

•                  we employed the director as, or a member of the director’s immediate family was, an executive officer;

•                  the director or an immediate family member received more than $120,000 per year in direct compensation from us (excluding amounts paid in the form of director and committee fees);

•                  the director or an immediate family member was affiliated with or employed by our present or former internal or external auditor;

•                  one of our executive officers serves on the compensation committee of another company that employs the director in any capacity or that employs an immediate family member of the director as an executive officer;

•                  the director was an executive officer or employee, or an immediate family member was an executive officer, of a company that made payments to, or received payments from, us which in any single year exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;

•                  the director was affiliated, directly or indirectly, with The Inland Group, Inc., referred to herein as “TIGI,” or any of its affiliates, whether by (1) ownership of, (2) ownership interest in, (3) employment by, (4) any material business or professional relationship with, (5) or as an officer or director of, TIGI or any of its affiliates;

•                  the director serves as a director for more than two other Real Estate Investment Trusts, or “REITs,” organized by TIGI or any of its affiliates;

•                  the director performs other services for us in addition to service as a director; or

•                  the director owns, directly or indirectly, more than 10% of our issued and outstanding shares of capital stock without having at least a majority of the other independent directors waive this ownership restriction.

Communicating with Directors

Persons wishing to communicate with our board and the individual directors may send communications by letter, e-mail or telephone, in care of our corporate secretary who will review and forward the correspondence to the appropriate person or persons for a response.  Our “whistleblower” policy prohibits us, or any of our employees, from retaliating or taking any adverse action against anyone for raising a concern.  Persons preferring to raise their concerns in a confidential or anonymous manner may do so calling our ethics hotline at (888) 307-6342 or by contacting our general counsel, who will then refer the matter to the chairperson of the audit committee.  The hotline is available twenty-four hours a day, seven days a week to receive reports of ethical concerns or incidents, including concerns about accounting, internal controls or auditing matters.  Callers to this hotline may choose to remain anonymous.  A complete copy of our Reporting and Non-Retaliation Policy (also known as a “whistleblower” policy) may be found through the “Investor Relations” link on our website at www.inlandrealestate.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for recommending individuals to the board for nomination as members of the board and its committees and develops and recommends corporate governance guidelines.  The committee also prepares and supervises the board’s annual review of director independence and the board’s annual self-evaluation and makes recommendations to the board regarding committee assignments.  All of the members of the committee satisfy the independence standards contained in the New York Stock Exchange corporate governance rules, our governing documents and our Guidelines on Corporate Governance.  Copies of our guidelines and the committee’s charter are available on our website at www.inlandrealestate.com through the “Investor Relations” link.  In addition, printed copies of our guidelines and the charter are available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

The committee considers all qualified candidates identified by members of the committee, by other members of the board of directors, by senior management and by stockholders.  Stockholders who would like to propose a candidate may do so by submitting the candidate’s name, resume and biographical information to the attention of our corporate secretary.  All proposals for nomination received by the corporate secretary in a timely manner will be presented to the committee.

The committee reviews each candidate’s biographical information and evaluates each candidate’s independence, skills and expertise based on a variety of factors, including the person’s experience or background in real estate management or finance, regulatory matters or corporate governance.  Our articles require that, at a minimum, at least one of our independent directors must have had at least three years of relevant real estate experience.  Based on its assessment of each candidate, the committee makes its recommendation regarding potential director candidates to the board.  The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the board of directors and members of senior management.  The committee did not receive any nominations from stockholders for the 2009 annual meeting of stockholders.

As described above, a majority of the persons serving on our board must be “independent.”  Our board has considered transactions and relationships between each director or any member of his or her immediate family and us or our affiliates, including those reported under “Certain Relationships and Related Transactions” below.  The board also reviewed transactions and relationships between (1) directors and their affiliates and (2) members of our senior management and their affiliates to determine whether any relationships or transactions were inconsistent with a determination that the director is independent.

The board affirmatively determined that the following persons standing for reelection to the board are independent: Ms. Lawton and Messrs. D’Arcy, Herter and McWilliams.  Each of these directors satisfies the independence standards contained in the New York Stock Exchange corporate governance rules, our governing documents and the guidelines and has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

Audit Committee

The audit committee assists the board in fulfilling its oversight responsibility relating to:  (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualifications, independence and performance of the independent registered public accounting firm; and (4) the performance of our internal audit function.  The report of the committee is included in this proxy statement.  The board has determined that each of Messrs. Herter and D’Arcy qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission and that each member of the committee is independent in accordance with the standards set forth in the committee’s charter and the New York Stock Exchange corporate governance rules.  The audit committee charter is available on our website at www.inlandrealestate.com through the “Investor Relations” link.  In addition, a printed copy of the charter is available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

Compensation Committee

The compensation committee is responsible for determining the compensation that we pay to our chief executive officer and the other named executive officers and for approving the compensation structure for our other senior management.  Each member of the committee is a “non-employee director,” as defined by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director,” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended.  The compensation committee charter is available on our website at www.inlandrealestate.com through the “Investor Relations” link.  In addition, a printed copy of the charter is available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our board, acting on the recommendation of our nominating and corporate governance committee, has nominated the persons set forth below to serve as directors.  Ms. Lawton and Messrs. D’Arcy, Herter and McWilliams have been nominated to serve as independent directors.  We know of no reason why any nominee will be unable to serve if elected.  If any nominee would be unable to serve if elected, your proxy may vote for another nominee proposed by the board, or the board may reduce the number of directors to be elected.  If any director resigns, dies or is otherwise unable to serve out his or her term, or if the board increases the number of directors, the board may fill the vacancy until the next annual meeting of stockholders.  The board determined not to fill the vacancy created by the resignation of Mr. Burris, and no one has been nominated by the Company to take the place of Mr. Burris on the board; therefore, the Company’s slate of director nominees for the 2009 annual meeting of stockholders has been reduced from eight to seven.  The following gives information, provided by the nominees, about their principal occupation, business, experience and other matters:

Thomas P. D’Arcy, 49.  Chairman of the Board since April 2008 and Independent Director since 2005.  Mr. D’Arcy has over 20 years of experience acquiring, developing and financing all forms of commercial and residential real estate.  He is currently a principal in Bayside Realty Partners, a private real estate company focused on acquiring, renovating and developing land and income producing real estate primarily in the New England area.  From 2001 to 2003, Mr. D’Arcy was president and chief executive officer of Equity Investment Group, a private real estate company owned by an investor group which included The Government of Singapore, The Carlyle Group and Northwestern Mutual Life Insurance Company.  Prior to his tenure with Equity Investment Group, Mr. D’Arcy was the chairman of the board, president and chief executive officer of Bradley Real Estate, Inc., a Boston-based real estate investment trust traded on the New York Stock Exchange.  Mr. D’Arcy is a graduate of Bates College.

Daniel L. Goodwin, 65.  Chairman of the Board from 2004 to April 2008 and Director since 2001.  Mr. Goodwin is a founding and controlling stockholder, chairman of the board and chief executive officer of The Inland Group, Inc.  Mr. Goodwin also serves as a director or officer of entities wholly owned or controlled by The Inland Group, Inc. and is the chairman of the board, president and chief executive officer of Inland Bancorp Holding Company.  He also serves on the board of directors of the Illinois State Affordable Housing Trust Fund, the American National Bank of DuPage and the New Directions Housing Corporation and is chairman of the board of trustees of Northeastern Illinois University.  Mr. Goodwin is a licensed real estate broker and a member of the National Association of Realtors, the Illinois Association of Realtors and the Northern Illinois Commercial Association of Realtors.

Joel G. Herter, 71.  Independent Director since 1997; Chairperson of the Audit Committee.  Mr. Herter is a senior consultant of Wolf & Company LLP, certified public accountants, where he has been employed since 1978.  Mr. Herter’s business experience includes providing accounting and auditing, tax and general business services including venture and conventional financing, forecasts and projections and strategic planning to a variety of industries.  Mr. Herter is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society.  Mr. Herter currently serves as a trustee of Elmhurst Memorial Hospital, director of Suburban Bank and Trust Company and trustee of Elmhurst College.

Heidi N. Lawton, 46.  Independent Director since 1994; Chairperson of the Compensation Committee; Member of the Nominating and Corporate Governance Committee; and Member of the Audit Committee. Ms. Lawton is the managing broker and principal of Lawton Realty Group, Inc., a full service commercial real estate brokerage, development and management firm, which she founded in 1989.  Her area of expertise includes the structuring of real estate investments, property conversions, implementing value add strategies as well as acquisitions for property development.  Ms. Lawton has been licensed as a real estate professional since 1982 and currently serves as President of the Northern Illinois Commercial Association of Realtors.

Thomas H. McAuley, 64.  Director since 2004.  Mr. McAuley is the president of Inland Capital Markets Group, Inc., an affiliate of The Inland Group, Inc., and is the former chairman and chief executive officer of IRT Property Company, an Atlanta-based real estate investment trust that was traded on the New York Stock Exchange.  Prior to joining IRT in 1995, Mr. McAuley was a regional partner with Faison and Associates, a real estate management and development company, which was the successor by purchase of Ewing Southeast Realty where Mr. McAuley served as chairman and chief executive officer from 1988 to 1993.  Mr. McAuley is a director of RBC Centura Card Bank, The Westervelt Company, Forestar Real Estate Group (NYSE: FOR), Feldman Mall Properties and Bank of Atlanta.  Mr. McAuley is a licensed real estate broker and a member of the International Council of Shopping Centers, the National Association of Real Estate Investment Trusts and the National Association of Corporate Directors.

Thomas R. McWilliams, 73.  Independent Director since 2005.  Since 1968, Mr. McWilliams has been engaged in the brokerage and development of office, commercial and residential properties.  Mr. McWilliams also serves as president of United Energy Associates, Incorporated, a privately held full service Energy Management Company.

Joel D. Simmons, 50.  Director since 2000.  Mr. Simmons is a limited partner of Cohen Financial, a national real estate investment banking firm, where he has been employed since November 1983.  Mr. Simmons focuses on structuring and managing capital for commercial real estate transactions.  Mr. Simmons serves on the board of directors of Albany Bank & Trust Co. and Inland Bancorp, both based in Chicago, is a member of the International Council of Shopping Centers and a member of the ICSC Illinois State Committee.

RECOMMENDATION OF THE BOARD:  The board recommends that you vote “FOR” the election of all seven nominees.

Director Compensation

The following table sets forth all fees paid to our non-employee directors during the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash	Option Awards		Total
	($)	($)		($)
Roland W. Burris (1)	63,600		*	63,600

Thomas P. D’Arcy	120,878		*	120,878

Daniel L. Goodwin	48,600		*	48,600

Joel G. Herter	68,000		*	68,000

Heidi N. Lawton	60,000		*	60,000

Thomas H. McAuley	45,200		*	45,200

Thomas R. McWilliams	57,000		*	57,000

Joel D. Simmons	48,600		*	48,600

*                                         The aggregate value of all options awarded to our non-employee directors during the fiscal year ended December 31, 2008 was non-material.

(1)                                  As of his resignation on January 15, 2009, Mr. Burris is no longer a member of our board of directors.

The following table sets forth each option to purchase shares of our common stock granted to our non-employee directors during the fiscal year ended December 31, 2008, along with the total number of shares underlying each non-employee director’s exercisable options as of December 31, 2008.

Name	Date of Grant	# of Shares	Expiration Date	# of Shares Underlying Exercisable Options as of 12/31/2008

Roland Burris	06/11/2008	1,000	06/11/2018	8,000	(1)

Thomas P. D’Arcy	06/11/2008	1,000	06/11/2018	6,000

Daniel L. Goodwin	06/11/2008	1,000	06/11/2018	2,000

Joel G. Herter	06/11/2008	1,000	06/11/2018	6,000	(2)

Heidi N. Lawton	06/11/2008	1,000	06/11/2018	5,000	(3)

Thomas H. McAuley	06/11/2008	1,000	06/11/2018	2,000	(4)

Thomas R. McWilliams	06/11/2008	1,000	06/11/2018	6,000

Joel D. Simmons	06/11/2008	1,000	06/11/2008	2,000	(5)

(1)           As of December 31, 2008, Mr. Burris had exercised options to purchase 4,500 shares of our common stock.

(2)           As of December 31, 2008, Mr. Herter had exercised options to purchase 6,000 shares of our common stock.

(3)           As of December 31, 2008, Ms. Lawton had exercised options to purchase 8,000 shares of our common stock.

(4)           As of December 31, 2008, Mr. McAuley had exercised options to purchase 4,000 shares of our common stock.

(5)           As of December 31, 2008, Mr. Simmons had exercised options to purchase 7,000 shares of our common stock.

Narrative to Director Compensation Table

During the fiscal year ended December 31, 2008, we paid each non-employee director an annual fee equal to $35,000, plus $1,200 for each meeting of the board or any committee of the board attended in person and $1,000 for each meeting of the board or any committee of the board attended via telephone.  Further, we paid the chairperson of each board committee an annual fee equal to $3,000, except that we paid the chairperson of the audit committee an annual fee equal to $5,000.  We also reimbursed all directors for travel and other necessary business expenses incurred by them in performing their services as directors.  We do not compensate any director that is also employed by us for his or her service as a director.

We currently pay each non-employee director the same fees that we paid during the years ended December 31, 2007 and 2008.  In addition, effective as of April 21, 2008, we pay Mr. D’Arcy an annual fee of $100,000 for serving as the chairman of the board.

The compensation committee of the board, in its sole and exclusive discretion, also may grant awards of stock options, share appreciation rights, restricted shares, deferred shares, share purchase rights and other share-based awards to the directors under our 2005 Equity Award Plan, which is described in more detail below under “Compensation Discussion and Analysis—Elements of Compensation—Stock-Based Incentive Compensation.”

Meetings of the Board of Directors, Committees of the Board and Stockholders

During the fiscal year ended December 31, 2008, our board met twelve times, the audit committee met nine times, the compensation committee met five times and the nominating and corporate governance committee met two times.   During 2008, each director attended at least 75% of the total number of board meetings and committee meetings on which he or she served for the period in which he or she served.  All of our directors attended our 2008 annual meeting of stockholders.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission or incorporated by reference into any other filing we make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference therein.

In accordance with its written charter, as amended, the audit committee assists the board in overseeing the Company’s financial reporting process including evaluating the effectiveness of internal accounting, auditing and financial controls and procedures.

Management is responsible for the financial reporting process, preparing consolidated financial statements in accordance with U.S. generally accepted accounting principles and designing and implementing a system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  The Company’s independent registered public accounting firm is responsible for auditing the financial statements.  The audit committee is responsible for monitoring and reviewing these procedures and processes.  The audit committee is composed of three independent directors whose independence has been determined by the board of directors based on the standards set forth in the audit committee’s charter, the Company’s governing documents and the rules promulgated by the New York Stock Exchange.  With the exception of Mr. Herter, the members of the audit committee are not professionally engaged in the practice of accounting or auditing.  The audit committee relies in part, without independent verification, on the information provided to it and on the representations made by management and the internal auditors that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles.  The audit committee also relies on the opinions of the independent and public accountants with regard to the consolidated financial statements and the effectiveness of internal control over financial reporting.

During the year ended December 31, 2008, the audit committee met nine times.  During these meetings, the members of the audit committee met separately and with members of the Company’s management, the internal auditors and the Company’s independent registered public accounting firm, KPMG LLP.  The committee discussed numerous items at these meetings including KPMG’s overall scope and plan for its year-end audit.  As part of these discussions, the audit committee discussed the results of KPMG’s audit and evaluation of the Company’s internal controls.  Further, the audit committee reviewed and discussed, with management, the internal auditors and KPMG, the Company’s audited consolidated financial statements as of and for the year ended December 31, 2008.  During the year ended December 31, 2008, management advised the committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the committee. The audit committee also discussed with KPMG all of the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  The audit committee also obtained a formal written statement from KPMG, describing all relationships between KPMG and the Company that might bear on KPMG’s independence.  Further the audit committee discussed any relationships that may have an impact on KPMG’s objectivity and independence including a review of audit and non-audit fees and the written disclosures and letter from KPMG to the committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees).

At certain of its meetings during 2008, the audit committee met with members of the Company’s executive management team to review the certifications required to be provided under the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission by the chief executive officer and chief financial officer.  At these meetings, members of the Company’s senior management team reviewed each of the certifications required by Sarbanes-Oxley concerning internal control over financial reporting.

Based on the above-mentioned review and discussions with management, the internal auditors and KPMG, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

The Audit Committee

Joel G. Herter (Chairperson)
Thomas P. D’Arcy
Heidi N. Lawton

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission or incorporated by reference into any other filing we make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference therein.

The compensation committee has certain duties and powers as described in its charter.  The compensation committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent as defined by the New York Stock Exchange listing standards.  The compensation committee has furnished the following report on executive compensation for the fiscal year ended December 31, 2008.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis section contained in this proxy statement (the “CD&A”).  Based on this review and our discussions, the compensation committee has recommended to the board of directors (and the board of directors has approved) that the CD&A be included in this proxy statement on Schedule 14A.

The Compensation Committee

Heidi N. Lawton (Chairperson)
Joel G. Herter
Thomas R. McWilliams

EXECUTIVE OFFICERS

The board of directors elects our executive officers.  These officers may, subject to their respective employment agreements, if any, be terminated at any time.  Listed below is information about our executive officers.

Mark E. Zalatoris, 51.  President and chief executive officer.  Mr. Zalatoris joined us in July 2000 as our senior vice president, chief financial officer and treasurer, was promoted to executive vice president, treasurer and chief operating officer in April 2004 and was elected president and chief executive officer in April 2008.  Prior to July 2000, Mr. Zalatoris was employed by Inland Real Estate Investment Corporation as a vice president with primary responsibility for asset management and due diligence functions.  Mr. Zalatoris previously practiced as a certified public accountant, holds a general securities license, serves on the Board of Governors of the National Association of Real Estate Investment Trusts and is a member of the International Council of Shopping Centers.

Brett A. Brown, 44.  Senior vice president, chief financial officer and treasurer.  Mr. Brown joined us in May 2004 as vice president and chief financial officer, and was elected senior vice president, chief financial officer and treasurer in 2008.  From 1994 until 2004, Mr. Brown served as the senior vice president of financial reporting for Great Lakes REIT.  Mr. Brown is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Illinois Certified Public Accountants Society.

Beth Sprecher Brooks, Esq., 54.  Senior vice president, general counsel and secretary.  Ms. Sprecher Brooks joined us in November 2002, became assistant vice president in 2003, vice president in 2005, general counsel and secretary in 2006 and senior vice president in 2008.  From July 2002 to November 2002, Ms. Sprecher Brooks worked for The Inland Real Estate Group.  Ms. Sprecher Brooks has concentrated her legal practice in the area of real estate since 1979 either as in-house counsel to a corporation or in the real estate department at a law firm.  Ms. Sprecher Brooks received a Bachelor of Arts degree in American Studies from Georgetown University and a Juris Doctor Degree from Northwestern University School of Law.

D. Scott Carr, 43.  Senior vice president, portfolio management.  Mr. Carr was elected senior vice president of portfolio management in 2008 and is also the president of Inland Commercial Property Management, or ICPM.  We acquired ICPM in July 2000.  Mr. Carr’s responsibilities include overseeing all of our property management operations.  Mr. Carr joined the Inland organization in 1987.

William Anderson, 50.  Vice president, transactions.  Mr. Anderson has been responsible for acquisitions and dispositions of real property for us since January 2000.  Prior to 2000, Mr. Anderson held positions in sales, brokerage, and development with The Inland Group, Inc.  Mr. Anderson received a Bachelor of Science degree in finance from Northern Illinois University, and is an active member of the International Council of Shopping Centers, the National Association of Realtors and the Urban Land Institute.

                                                Kristi A. Rankin, 43.                             Senior vice president of ICPM.  Ms. Rankin has been employed by ICPM since 1994.  We acquired ICPM in July 2000.  Ms. Rankin’s responsibilities include overseeing property management operations.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our executive officers who served as our “named executive officers” during the year ended December 31, 2008.

General Philosophy and Objectives

Our compensation committee is responsible for establishing and overseeing our executive compensation policies and programs.  Our executive compensation policies and programs are designed to:

•                  attract, retain and motivate quality executives;

•                  provide executives with fair, reasonable and competitive compensation, with a portion of each executive’s total compensation tied to achievement of individual performance objectives and contribution to achieving our business objectives;

•                  reward individual performance; and

•                  align the interests of executives with those of our stockholders.

To accomplish these objectives, our compensation committee implements compensation plans that tie a portion of our executives’ total compensation to goals such as operational and financial performance, as measured by financial metrics such as “funds from operations” or “FFO.”  FFO is a financial metric commonly used by investors and analysts to evaluate a REIT’s performance.  We evaluate individual executive performance with a goal of setting compensation at levels the committee believes are comparable with those of executives at other retail REITs of similar size, while taking into account our relative performance and our own strategic goals.

We compensate our executives using a combination of base salary, annual cash incentive bonuses, annual long-term equity awards in the form of stock options and restricted stock and other benefits and perquisites.  A portion of our executives’ compensation is allocated to non-cash compensation in the form of stock options and restricted stock, which the committee believes aligns the interests of these executives with those of our stockholders.  The non-cash compensation paid to our executives is allocated primarily to restricted stock awards, which also give our executives a current return in the form of distributions paid on the shares.

We view these elements of compensation as related but distinct. Although our compensation committee reviews total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other elements. We determine the appropriate level for each element of compensation based in part, but not exclusively, on competitive benchmarking and other considerations we deem relevant, such as rewarding extraordinary performance.

During the year ended December 31, 2008, we had employment agreements with each of our named executive officers, except for Mr. Parks with whom we had a consulting agreement for part of the year.   We entered into employment agreements with our executives to recruit and retain them.

Determining Compensation

Our compensation committee evaluates our executive compensation by considering, among other things, the recommendations of Mr. Zalatoris regarding the compensation paid to our other named executive officers.  Our compensation committee also meets without management present to discuss compensation policies for our named executive officers.  Both our management and the committee also review surveys of industry compensation practices, such as the 2008 National Association of Real Estate Investment Trusts (“NAREIT”) Compensation Survey, to provide them with relevant market data and informally compare the compensation paid to our named executive officers with that paid by other REITs in the retail sector, and by all REITs with a total capitalization of between $1 billion and $2.99 billion and between 50 to 199 full-time employees.  NAREIT is an industry trade group that has, among other things, published standards for evaluating REIT performance.  We believe that although benchmarking may not always be appropriate as a stand-alone tool for setting compensation, gathering this information is an important part of our compensation-related decision-making process. Our compensation committee has not engaged a compensation consultant with respect to compensation for the fiscal year ended December 31, 2008.

Elements of Compensation

As further described below, the compensation paid to our executive officers consists of a mix of:

•                                          base salary;

•                                          annual cash incentive bonus;

•                                          annual long-term share award;

•                                          annual stock option award; and

•                                          other benefits and perquisites.

Base Salary and Annual Cash Incentive Bonus

We provide our named executive officers with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while taking into account the unique circumstances of our Company.  We pay each executive a base salary to provide a guaranteed level of cash compensation taking into consideration individual performance over time, experience level and each individual’s role and responsibilities.

Under the employment agreements with each of our “named executive officers,” each executive, with the exception of Mr. Parks, is paid a base salary that is fixed during the term of the agreement.  Mr. Parks was paid a fee equal to $50,000 under his consulting agreement. This agreement has expired as a result of his stepping down as our president and chief executive officer. Mr. Parks was not otherwise contractually entitled to any bonuses or other compensation, except that he was entitled to participate in any benefit plans that we made available to all of our employees such as health and disability insurance and our 401(k) plan. Except as otherwise noted herein, the discussion herein regarding the compensation paid to each named executive officer excludes the compensation paid to Mr. Parks.  In establishing base salaries or in renewing agreements and adjusting the base salaries, the committee considers each executive’s performance, our overall financial performance relative to our goals and changes in the marketplace.

Each named executive officer is also eligible to earn annual incentive bonuses, payable within 120 days of the end of each year and determined based on our level of performance and an assessment of the executive’s performance by our chief executive officer and compensation committee.  We are treated as achieving a “threshold” level of performance when the growth rate in our “funds from operations” (“FFO”) is equal to or greater than 80%, but less than 100%, of the median growth rate in FFO for the “Retail REIT Shopping Center Index” published by NAREIT, referred to herein as the “NAREIT Index.”  We will be deemed to achieve a “target” level of performance if our FFO growth is equal to or greater than 100%, but less than 130%, of the median FFO growth rate for the NAREIT Index.  Finally, we will be deemed to achieve a “high” level of performance if our FFO growth rate is equal to or greater than 130% of the median FFO growth rate for the NAREIT Index.  Even if the Company does not achieve a “threshold” level of performance, we pay each of our named executive officers a non-discretionary cash bonus amount to encourage their continued employment with the Company through the end of the year in light of prevailing market competition for executives with similar credentials.  The potential annual amounts of this non-discretionary cash bonus portion of total compensation for (i) Mr. Zalatoris and (ii) our other named executive officers, respectively, are outlined below.

Median FFO for the NAREIT Index declined 10.7% for 2008.  We experienced a decline in FFO of 7.0% for 2008.  If impairment charges are added back to FFO for 2008 for us and each member of the NAREIT Index, our FFO growth as adjusted becomes 5.6% compared to an adjusted rate of decline of 2.6% for the median of the NAREIT Index.  Nevertheless, because we did not experience any growth in FFO for 2008, we did not achieve a “threshold” level of performance.

Annual Cash Incentive Bonus Available to Mr. Zalatoris

If we achieve a “threshold” level of performance, Mr. Zalatoris will have the opportunity to earn an annual incentive bonus in an amount up to 20% of his base salary for that year.  If we achieve a “target” level of performance, Mr. Zalatoris may receive up to 30% of his base salary for that year.  If we achieve a “high” level of performance, Mr. Zalatoris may receive up to 50% of his base salary for that year.  Mr. Zalatoris had the same annual incentive bonus opportunities with respect to the year ended December 31, 2007.

The amount of the bonus actually paid is based on two components.  The first component, accounting for 50% of the total possible bonus, will be paid automatically.  As discussed in the preceding paragraph the amount will vary depending on whether one of our performance target levels was achieved.  If we do not achieve the “threshold” level of performance, Mr. Zalatoris is entitled to a non-discretionary minimum cash bonus equal to 10% of his base salary.  The amount of the second component, up to 50% of the total possible bonus, will be determined in the discretion of the compensation committee, as recommended to and approved by the full board of directors, based on a subjective assessment of Mr. Zalatoris’ performance.

Annual Cash Incentive Bonus Available to Other Named Executive Officers

If we achieve a “threshold” level of performance, the annual incentive bonus opportunity available to each named executive officer will be equal to 15% of the executive’s base salary for that year.  If we achieve a “target” level of performance, the annual incentive bonus opportunity available to each executive will be equal to 25% of the executive’s base salary for that year.  If we achieve a “high” level of performance, the annual incentive bonus opportunity available to each executive will be equal to 35% of the executive’s base salary for that year.  This formula is the same one that was used to calculate annual incentive bonus opportunities for the fiscal year ended December 31, 2008. For the fiscal year ended December 31, 2007 the annual incentive bonus opportunity available to each executive upon our achieving a “threshold,” “target” or “high” level of performance, was equal to 10%, 20% or 30%, respectively, of the executive’s base salary for that year.

Once the annual incentive bonus opportunity has been determined, the actual amount of the bonus paid to our named executive officers consists of three components.  The first component, accounting for 50% of the total possible bonus, will be paid automatically.  As discussed in the preceding paragraph, the amount of this payment will vary depending on whether one of our performance target levels was achieved.  If we do not achieve the “threshold” level of performance, each named executive officer will be entitled to a non-discretionary minimum cash bonus equal to 10% of his or her base salary, which represents an increase of 5% from the minimum bonus of 5% paid for the fiscal year ended December 31, 2007.  The amount of the second component, up to 25% of the total possible bonus, will be determined in the discretion of our chief executive officer, as recommended to and approved by the compensation committee, based on a subjective assessment of the executive’s performance. The amount of the third component, up to 25% of the total possible bonus, will be dependent upon each executive achieving a personal goal with respect to his or her individual performance, as established and agreed to between the executive and our chief executive officer at the beginning of the year.

Stock-Based Incentive Compensation

Under our 2005 Equity Award Plan, all of our officers, directors and other employees are eligible to receive incentive compensation awards payable in the form of restricted stock or options to purchase shares of our common stock.  All awards are subject to multi-year vesting which we believe helps us retain the services of each executive.  Specifically, each award vests 20% per year on the anniversary of the grant.  Vesting is accelerated upon the executive’s death, disability, approved retirement, or upon a change of control, as defined in the employment agreements.

The grant of long-term shares to Ms. Sprecher Brooks and Messrs. Anderson, Brown and Carr will be equal to the quotient of (1) a percentage of the executive’s base salary for the applicable year, divided by (2) the average of the high and low trading price of our common stock as reported by the New York Stock Exchange on the date of grant.  In each case, the numerator will be based on whether we achieve a “threshold,” “target” or “high” level performance, as described above.  If we achieve a “threshold” level of performance, the numerator will be equal to 10% of the executive’s base salary for the applicable year; if we achieve a “target” level of performance, the numerator will be equal to 20% of the executive’s base salary for the applicable year; and if we achieve a “high” level of performance, the numerator will be equal to 30% of the executive’s base salary for the applicable year.  This formula is the same one that was used to calculate non-discretionary grants of shares for the fiscal year ended December 31, 2007.  The grant of long-term shares to Mr. Zalatoris is calculated in the same manner; however, the numerators used in the calculation are equal to 20%, 30% and 50% of his base salary for the applicable year, depending on whether we achieve a “threshold,” “target” or “high” level of performance, respectively, that year.

Like the annual incentive bonus, the actual amount of long-term shares granted to Ms. Sprecher Brooks and Messrs. Anderson, Brown and Carr consists of three components.  The first component, accounting for 50% of the total grant, will be automatically issued if one of our performance targets is achieved.  The second component, accounting for up to 25% of the total grant, will be issued in the discretion of our chief executive officer, as recommended to and approved by the compensation committee, based on a subjective evaluation of each executive’s performance.  The third component, accounting for up to 25% of the total grant, will be issued upon each executive achieving a personal goal with respect to his or her individual performance, as established and agreed to between the executive and our chief executive officer at the beginning of the year.  With respect to Mr. Zalatoris, 50% of the total grant will be issued automatically if one of our performance targets was achieved.  Up to 50% of the remaining total grant will be issued in the discretion of the compensation committee, as recommended to and approved by the full board of directors, based on a subjective assessment of Mr. Zalatoris’ performance.

If we fail to achieve even the “threshold” level of performance, Ms. Sprecher Brooks and Messrs. Anderson, Brown and Carr will nevertheless be entitled to a non-discretionary minimum grant of shares equal to 5% of the executive’s base salary for the applicable year, divided by the average of the high and low trading price of our common stock as reported by the New York Stock Exchange on the date of grant.  Similarly, Mr. Zalatoris will be entitled to a non-discretionary minimum grant of shares equal to 10% of the his base salary for the applicable year, divided by the average of the high and low trading price of our common stock as reported by the New York Stock Exchange on the date of grant.    This formula is the same one that was used to calculate non-discretionary share grants for the fiscal year ended December 31, 2007.  We choose to grant shares to our named executive officers when we fail to achieve any of the performance targets in recognition of the fact that, despite our performance, our executives may have satisfied all of their personal goals and produced quality results during the year.

Restricted Stock

We grant restricted stock because we believe it aligns the interests of our executives with those of stockholders by creating a strong incentive to create and preserve long-term stockholder value.  Through restricted stock, our executives, like our stockholders, share both the risks and rewards of stock ownership.  As described above, each award vests 20% per year on the anniversary of the grant.  During the vesting period, however, the recipient of each grant is the record owner of the shares and thus may vote the shares and receive any distributions paid on the shares.

Stock Options

We may only issue options if we achieve a “threshold” level of performance in the completed fiscal year immediately preceding the award.  If we achieve a “threshold” level of performance, we will grant the executive options to purchase the number of shares equal to the quotient of (1) 5% of the executive’s base salary, with Mr. Zalatoris entitled to receive 10% of his base salary, for the applicable year, divided by (2) the closing price per share on the day immediately preceding the date of grant (or, if not a trading day, on the next preceding trading day during which a sale occurred) of our common stock in each case as reported by the New York Stock Exchange. The exercise price for each share underlying each award will be equal to the closing price per share on the day immediately preceding the date of grant (or, if not a trading day, on the next preceding trading day during which a sale occurred), in each case as reported by the New York Stock Exchange.

Timing of Awards and Equity Award Grant Policy

Our compensation committee approves all grants of restricted stock or stock options to employees and directors.  The committee reviews recommendations for, and approves equity compensation grants to, executives and associates, but generally approves an aggregate pool of grants, the allocation of which is recommended by management.   Equity compensation grants are generally made each year after our annual meeting, on or about July 1st, for ease of administration.

Benefits and Perquisites

Each of our named executive officers participates in the same benefits programs available to all of our employees, including:

•                                          health, dental and vision insurance;

•                                          group term life and accidental death and dismemberment insurance;

•                                          short-term and long-term disability coverage; and

•                                          participation in our tax-qualified 401(k) plan.

We do not provide additional perquisites to our executives.

Effect of Regulatory Requirements on Executive Compensation

Section 162(m).  Under Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to herein as the “Code,” certain limits are placed on the tax deductibility of compensation paid to our chief executive officer and our four other most highly compensated executives unless the compensation meets the requirement for “performance-based compensation” as set forth in the Code and the related regulations.  Our compensation committee has considered the possible effect of Section 162(m) of the Code in designing our compensation programs and policies.  Further, as long as we qualify as a REIT, we will not pay taxes at the corporate level and, therefore, losing the deductibility of compensation does not have a significant adverse impact on us.  All compensation paid to these executives for the year ended December 31, 2008 was deductible under Section 162(m) of the Code.

To the extent that any part of our compensation expense is not deductible under Section 162(m) of the Code, a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital.  Also, any compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct the compensation.  The committee will continue to take into account the materiality of any deductions that might be lost as well as the broader interests to be served by paying competitive compensation.

Section 409A.  Section 409A of the Code generally affects the federal income tax treatment of most forms of deferred compensation (subject to limited grandfathering for certain deferred compensation arrangements in place on or prior to October 23, 2004) by accelerating the timing of the inclusion of the deferred compensation to the recipient for federal income tax purposes and imposing an additional federal income tax on the recipient equal to 20% of the amount of the accelerated income.  The committee considers the potential adverse federal income tax impact of Section 409A of the Code in determining the form and timing of compensation paid to our executives and other employees and service providers.

Section 280G and 4999.  Sections 280G and 4999 of the Code limit a company’s ability to deduct, and impose excise taxes on, certain “excess parachute payments” (as defined in Sections 280G and 4999 of the Code and related regulations) paid to each service provider (including an employee or officer) in connection with a change of control of the company (as set forth in Sections 280G and 4999 of the Code and related regulations).  The committee considers the potential adverse tax impact of Sections 280G and 4999 of the Code, as well as other competitive factors, when it structures certain post-termination compensation or other compensation that might be payable to our executives and other employees and service providers in connection with a change of control of the Company.

Accounting Rules.  We account for stock-based employee compensation (currently stock options and restricted stock) using the fair value based method of accounting described in SFAS 123R.  We record the cost of awards with service conditions based on the grant-date fair value of the award.  The cost of the awards is recognized over the vesting period.  If an award is forfeited, no additional compensation expense is recognized.  The committee considers the accounting treatment of alternate grant proposals under SFAS 123R in determining the form and timing of equity compensation grants to employees, including our named executive officers.

2008 Summary Compensation Table

The following table sets forth information concerning total compensation paid to our “named executive officers” for each of the last three completed fiscal years.  The named executive officers during the fiscal year ended December 31, 2008 were our chief executive officer, chief financial officer, secretary and general counsel, our senior vice president, portfolio management and our vice president, transactions.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation (1)	Total
		($)	($)	($)	($)	($)	($)

Mark E. Zalatoris,	2008	450,000	70,000	70,010	*	18,234	608,244
President and Chief Executive	2007	350,000	27,500	27,498	—	20,054	425,052
Officer	2006	275,000	55,000	40,025	—	22,211	392,236

Brett A. Brown,	2008	300,000	22,500	22,542	*	5,121	350,163
Senior Vice President, Chief	2007	225,000	11,250	11,292	—	3,722	251,264
Financial Officer and Treasurer	2006	225,000	11,250	16,010	—	3,190	255,450

D. Scott Carr,	2008	300,000	22,500	22,542	*	8,372	353,414
Senior Vice President, Portfolio	2007	225,000	11,250	11,292	—	8,584	256,126
Management; President of ICPM	2006	225,000	14,850	29,138	—	9,320	278,308

Beth Sprecher Brooks, Senior	2008	245,000	20,500	20,519	*	4,725	290,744
Vice President, General Counsel	2007	205,000	5,000	8,620	—	3,381	222,001
and Secretary	2006	185,000	2,000	16,010	—	2,918	205,928

William W. Anderson,	2008	240,000	20,000	20,013	*	8,233	288,246
Vice President, Transactions	2007	200,000	10,000	9,999	—	8,554	228,553
	2006	200,000	15,000	29,138	—	9,320	253,458

Robert D. Parks,	2008	15,300	—	—	*	—	15,300
President and Chief Executive	2007	50,000	—	—	—	—	50,000
Officer(2)	2006	50,000	—	—	—	—	50,000

*                                         The aggregate value of all options awarded to our named executive officers during the fiscal year ended December 31, 2008 was non-material.

(1)                                  The amount reported as “All Other Compensation” includes matching contributions to our 401(k) plan, amounts paid for a short-term disability policy, the value of distributions on unvested restricted stock and amounts paid for life insurance coverage.

(2)                                  As of his resignation on April 21, 2008, Mr. Parks is no longer our president and chief executive officer.  His 2008 salary reflects a pro-rated amount paid through April 21, 2008 pursuant to the consultant agreement by and between the Company and Mr. Parks, dated July 1, 2000.

Grant of Plan-Based Awards

The following table provides information on future payouts under non-equity and equity incentive plan awards granted to our “named executive officers” for the fiscal year ended December 31, 2008.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)

Mark E. Zalatoris	06/30/08	7,183	4,845	—	—	70,010
	08/06/08	—	—	2,338	14.97	*

Brett A. Brown	06/30/08	2,312	1,560			22,542
	08/06/08	—	—	752	14.97	*

D. Scott Carr	06/30/08	2,312	1,560	—	—	22,542
	08/06/08	—	—	752	14.97	*

Beth Sprecher Brooks	06/30/08	2,105	1,420	—	—	20,519
	08/06/08	—	—	685	14.97	*

William W. Anderson	06/30/08	2,053	1,385	—	—	20,013
	08/06/08	—	—	668	14.97	*

Robert D. Parks(3)	—	—	—	—	—	—

*              The aggregate value of all options awarded to our named executive officers on August 6, 2008, was not material.

(1)           Granted under the 2005 Equity Award Plan at a share price of $14.45, the average of the high and low trading prices of our common stock on the New York Stock Exchange on the date of issuance, June 30, 2008.

(2)           Granted under the 2005 Equity Award Plan at a share price of $14.97, the closing price of our common stock on the New York Stock Exchange, on the date prior to the grant date of August 6, 2008.

(3)           As of his resignation on April 21, 2008, Mr. Parks is no longer our president and chief executive officer.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth information with respect to all outstanding option and stock awards for each of the “named executive officers” as of December 31, 2008.

		Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Mark E. Zalatoris	06/30/04	—	—	—	3,637	47,208
	09/28/05	—	—	—	3,328	43,197
	08/28/06	—	—	—	2,250	29,205
	06/29/07	—	—	—	1,276	16,562
	06/30/08	—	—	—	4,845	62,888
	08/06/08	2,338	14.97	08/06/18	—	—

Brett A. Brown	09/28/05	—	—	—	680	8,826
	08/28/06	—	—	—	600	7,788
	06/29/07	—	—	—	524	6,802
	06/30/08	—	—	—	1,560	20,249
	08/06/08	752	14.97	08/06/18	—	—

D. Scott Carr	06/30/04	—	—	—	1,091	14,161
	09/28/05	—	—	—	1,456	18,899
	08/28/06	—	—	—	1,092	14,174
	06/29/07	—	—	—	524	6,802
	06/30/08	—	—	—	1,560	20,249
	08/06/08	752	14.97	08/06/18	—	—

Beth Sprecher Brooks	06/30/04	—	—	—	100	1,298
	09/28/05	—	—	—	400	5,192
	08/28/06	—	—	—	600	7,788
	06/29/07	—	—	—	400	5,192
	06/30/08	—	—	—	1,420	18,432
	08/06/08	685	14.97	08/06/18	—	—

William W. Anderson	06/30/04	—	—	—	1,091	14,161
	09/28/05	—	—	—	1,456	18,899
	08/28/06	—	—	—	1,092	14,174
	06/29/07	—	—	—	464	6,023
	06/30/08	—	—	—	1,385	17,977
	08/06/08	668	14.97	08/06/18	—	—

Robert D. Parks(3)	—	—	—	—	—	—

(1)        20% of options granted vest on each successive yearly anniversary of the date of the grant.

(2)        20% of restricted shares of stock granted vest on each successive yearly anniversary of the date of the grant.

(3)        As of his resignation on April 21, 2008, Mr. Parks is no longer our president and chief executive officer.

Stock Awards Vesting in 2008

The following table sets forth information concerning the amounts realized upon the vesting of stock during the year ended December 31, 2008 by each of the “named executive officers.”

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Mark E. Zalatoris	6,370	91,855
Brett A. Brown	671	9,676
D. Scott Carr	2,314	33,368
Beth Sprecher Brooks	600	8,652
William W. Anderson	2,299	33,152
Robert D. Parks(2)	—	—

(1)           Amounts reflect the $14.42 per share closing price of our common stock on the New York Stock Exchange on the day the stock vested, June 30, 2008.

(2)           As of his resignation on April 21, 2008, Mr. Parks is no longer our president and chief executive officer.

Employment Agreements

We have employment agreements with each of our named executive officers, except for Mr. Parks with whom we had a consulting agreement prior to his stepping down as president and chief executive officer on April 21, 2008.  We entered into these employment agreements to recruit and retain each executive.  These agreements are effective January 1, 2008 through December 31, 2009, with the exception of Mr. Zalatoris, whose agreement became effective April 21, 2008 and continues through December 31, 2009.  We believe these agreements provide each executive with a competitive level of financial security in the event of certain terminations including a termination without cause or for good reason within one year of a change of control.  In return for these benefits, these agreements protect the Company through certain restrictive covenants (e.g., non-competition and non-solicitation) for a period of time post-termination.

Our current employment agreements with our named executive officers entered into during 2008 provide for base salaries that are greater than the salaries paid to these executives during the year ended December 31, 2007.  Specifically, our agreement with Mr. Zalatoris reflects a 29% increase from the base salary he received in 2007, our agreements with Messrs. Brown and Carr reflect a 33% increase from their respective base salaries received in 2007 and our agreements with Ms. Sprecher Brooks and Mr. Anderson reflect a 20% increase from their respective base salaries received in 2007.  Our decision to increase the salaries of each named executive officer was made in order to raise their respective base salaries closer to the median base salaries paid to similar executives by REITs in the retail sector, and by all REITs with a total capitalization of between $1 billion and $2.99 billion and between 50 to 199 full-time employees, as well as our recognition of the respective contributions of our executives to our performance in 2007 and our desire to retain and motivate these individuals.  Messrs. Zalatoris, Brown and Carr received larger increases than Ms. Brooks and Mr. Anderson based on the additional responsibilities required of these individuals.  The salary increase for each named executive officer, with the exception of Mr. Zalatoris, was retroactive to January 1, 2008.  Mr. Zalatoris’s salary became effective on April 21, 2008.  We currently pay our named executive officers the same base salaries that we paid during the year ended December 31, 2008.

As part of the employment agreements, these executive officers agree to protect any confidential information during the term of the agreement and at any time thereafter.  Each executive has also agreed not to, directly or indirectly, alone, together or in association with others, either as a principal, agent, owner, stockholder, officer, director, partner, employee, lender, investor or in any other capacity, (1) engage in, have any financial interest in or be in any way connected or affiliated with, or render advice or services to, any business engaged in purchasing, selling, financing, managing, leasing, brokering or providing services for retail shopping centers or any new business or lines of business which we may enter prior which business or businesses are conducted in the greater metropolitan area of Chicago, Illinois, other than as an employee of The Inland Group, Inc. (“TIGI”) or an affiliate of TIGI or otherwise on our behalf as an employee thereof or as may be permitted by us in writing; (2) divert, take away, solicit or interfere with or attempt to divert, take away, solicit or interfere with any present or prospective customer, except on our behalf; (3) solicit, induce, influence or attempt to solicit, induce or influence any of our employees or agents to leave their employment or engagement with us or offer employment or engagement to or employ or engage any of our employees or assist or attempt to assist any employee in seeking other employment; (4) in any manner slander, libel or by other means take action which is or intended, or could reasonably be expected, to be detrimental to us or an affiliate or their respective employees or operations; (5) knowingly make or participate in any “solicitation” of “proxies” or “consents” (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) or make proposals for approval of our stockholders; (6) knowingly form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to our securities; (7) otherwise knowingly act to control or seek to control our management, board of directors or policies (except with respect to actions taken solely in the person’s capacity as an officer in the exercise of his fiduciary duties); or (8) make any agreement to do any of the foregoing to the extent restricted thereby.  Included in the employment agreements are termination and change of control provisions, which are more fully described in “Potential Payments Upon Termination or Change of Control” below.  Other terms of these agreements are summarized in the table below.

Name	Date of Agreement	Minimum Annual Base Salary	2008 Annual Base Salary ($)		Non-Compete Period ($)	Term of Employment Agreement

Mark E. Zalatoris	04/21/08	450,000	450,000		One year	20 months
Brett A. Brown	04/21/08	300,000	300,000		One year	Two years
D. Scott Carr	04/21/08	300,000	300,000		One year	Two years
Beth Sprecher Brooks	04/21/08	245,000	245,000		One year	Two years
William W. Anderson	04/21/08	240,000	240,000		One year	Two years
Robert D. Parks	07/01/00(1)	50,000	N/A	(2)	N/A	One year

(1)           The agreement renewed for a one-year term on each anniversary of the agreement unless terminated by either party pursuant to the agreement’s notice and termination provisions.  The agreement was terminated on April 21, 2008.

(2)           As of his resignation on April 21, 2008, Mr. Parks is no longer our president and chief executive officer.

Potential Payments Upon Termination or a Change of Control

In order to attract, motivate and retain quality executives, as part of the employment agreements with the named executive officers we have agreed to pay certain amounts and provide certain benefits following termination of employment or a change of control under certain circumstances, as described below.

Termination by Company for Cause or Voluntarily by Executive.  If the agreement is terminated for “cause” or voluntarily by the executive, then within fifteen days of the date of the termination, we will pay the executive:

•                                          any accrued base salary;

•                                          any accrued vacation pay;

•                                          any accrued reimbursable expenses; and

•                                          any accrued benefits, together with any benefits required to be paid or provided under applicable law.

In addition, any long-term shares or stock option awards issued to the executive which have not yet vested will immediately be forfeited.

Termination upon Death or Total Disability.  If the agreement is terminated by reason of the death or “total disability” of the executive, we will pay the executive:

•                                          any accrued base salary;

•                                          any accrued vacation pay;

•                                          any accrued reimbursable expenses;

•                                          any accrued benefits, together with any benefits required to be paid or provided under applicable law; and

•                                          any accrued bonus.

In addition, any long-term shares or stock option awards issued to the executive which have not yet vested will vest immediately and no longer be subject to forfeiture by the executive.

Termination by the Company Without Cause or by Executive for Good Reason.  If the agreement is terminated “without cause” or by the executive for “good reason,” we will pay the executive:

•                                          any accrued base salary;

•                                          any accrued vacation pay;

•                                          any accrued reimbursable expenses;

•                                          any accrued benefits, together with any benefits required to be paid or provided under applicable law;

•                                          any accrued bonus; and

•                                          an amount equal to 1.0 times, with respect to Ms. Sprecher Brooks and Messrs. Anderson, Brown and Carr, and 1.25 times, with respect to Mr. Zalatoris, the sum of (A) executive’s then current per annum base salary; plus (B) an amount equal to the annual incentive bonus which was paid to the executive for the fiscal year immediately preceding the year of termination; provided, however, that the payment may not exceed an amount which would cause the executive to receive an “excess parachute payment” as defined in the Code; provided, however, that if the termination occurs within one year of a “change of control,” then in addition to the amounts described above, we will pay the executive an amount equal to 2.0 times, with respect to Ms. Sprecher Brooks and Messrs. Anderson, Brown and Carr, and 2.99 times, with respect to Mr. Zalatoris, the sum of (A) executive’s then current per annum base salary; plus (B) an amount equal to the annual incentive bonus which was paid to executive for the fiscal year immediately preceding the year of termination; plus (C) the aggregate dollar value of each of the annual long-term share award and annual stock option award that was granted to executive for the fiscal year immediately preceding the year of termination.

With respect to the compensation paid in the event of termination following a “change of control,” we have increased the multiple, from 1.5 times total compensation for the year ended December 31, 2007 to 2.0 times total compensation, for Ms. Sprecher Brooks and Messrs. Anderson, Brown and Carr.  The increase was made in order to raise the multiple closer to the amount paid to similar executives by REITs in the retail sector, and by all REITs with a total capitalization of between $1 billion and $2.99 billion and between 50 to 199 full-time employees, as well as to recognize the respective contributions of our executives to our performance in 2007 and our desire to retain and motivate these individuals.

In addition, if an executive’s employment agreement is terminated “without cause” by us then any long-term shares or annual stock options issued to the executive which have not yet vested will immediately vest and no longer be subject to forfeiture by the executive.  If the executive terminates for “good reason,” however, any long-term shares or annual stock options issued to executive which have not vested will immediately be forfeited.  If the agreement is terminated by the executive for “good reason” within one year of a “change of control,” then any long-term shares or annual stock options issued to the executive will immediately vest and no longer be subject to forfeiture.

A “change in control” is not an independent reason for triggering termination.  We believe that requiring a “change in control” to be combined with another triggering event motives our executives to remain with us during a potential “change in control” transaction.  Under the employment agreement, a “change of control” means:

•                                          the members of our board of directors as of the date of the relevant employment agreement fail to constitute a majority of the members of the board; provided, however, that any individual becoming a member of the board who is nominated or appointed to the board seat on the recommendation and approval of our nominating and corporate governance committee will be treated as if he or she were a member of the board as of the date of the agreement;

•                                          we sell all, or substantially all, of our assets; or

•                                          we terminate and liquidate.

The tables below were prepared as if the executive’s agreement had been terminated including under a change of control occurring on December 31, 2008 and the executive terminated the agreement for “good reason” within one year of the change of control using the closing price of our common stock as of December 31, 2008, the last day of the trading year (both as required by the SEC).  The amounts reflect the acceleration of benefits described above as well as benefits payable or other consequences under our benefit plans in connection with a change of control.  There can be no assurance that a termination or change of control would produce the same or similar results as those shown below if it occurs on any other date or at any other price.

Name	Cash Severance ($)	Accelerated Vesting of Unvested Equity Compensation ($)	Total ($)

Mark E. Zalatoris
• For cause/resignation without good reason	—	—	—
• Death/disability	70,000	199,061	269,061
• Involuntary termination without cause, resignation for good reason	695,000	199,061	894,061
• Involuntary termination without cause or resignation for good reason within one year after a change of control	1,809,100	199,061	2,008,161

Brett A. Brown
• For cause/resignation without good reason	—	—	—
• Death/disability	22,500	43,665	66,165
• Involuntary termination without cause, resignation for good reason	352,500	43,665	396,165
• Involuntary termination without cause or resignation for good reason within one year after a change of control	720,000	43,665	763,665

D. Scott Carr
• For cause/resignation without good reason	—	—	—
• Death/disability	22,500	43,665	66,165
• Involuntary termination without cause, resignation for good reason	352,500	43,665	396,165
• Involuntary termination without cause or resignation for good reason within one year after a change of control	720,000	43,665	763,665

Name	Cash Severance ($)	Accelerated Vesting of Unvested Equity Compensation ($)	Total ($)

Beth Sprecher Brooks
• For cause/resignation without good reason	—	—	—
• Death/disability	20,500	37,902	58,402
• Involuntary termination without cause, resignation for good reason	290,000	37,902	327,902
• Involuntary termination without cause or resignation for good reason within one year after a change of control	596,500	37,902	634,402

William W. Anderson
• For cause/resignation without good reason	—	—	—
• Death/disability	20,000	71,234	91,234
• Involuntary termination without cause, resignation for good reason	284,000	71,234	355,234
• Involuntary termination without cause or resignation for good reason within one year after a change of control	584,000	71,234	655,234

Compensation Committee Interlocks and Insider Participation

During 2008, Ms. Lawton and Messrs. McWilliams and Herter served as members of our compensation committee:

•                                          none of our executive officers was a director of another entity where one of that entity’s executive officers served on our compensation committee;

•                                          no member of the compensation committee was an officer or employee of us or any of our subsidiaries, and no member of the compensation committee was an officer of us or any of our subsidiaries prior to 2008;

•                                          no member of the compensation committee entered into any transaction with us in which the amount involved exceeded $120,000;

•                                          none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on our compensation committee; and

•                                          none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our board.

Certain Relationships and Related Party Transactions

During the year ended December 31, 2008, we purchased various administrative services, such as payroll preparation and management, data processing, insurance consultation and placement, property tax reduction services and mail processing from, or through, affiliates of The Inland Group, Inc., referred to herein as “TIGI.”  We pay for these services on an hourly basis.  The hourly rate is based on the salary of the individual rendering the services, plus a pro rata allocation of overhead including, but not limited to, employee benefits, rent, materials, fees, taxes and operating expenses incurred by each entity in operating their respective businesses.  Computer services and consulting fees were purchased at a contract rate of $70 and $80 per hour, respectively.  We continue to purchase these services from affiliates of TIGI, and for the year ended December 31, 2008, these expenses, totaling $1,862,000, were included in general and administrative expenses and property operating expenses.  Additionally, we lease our corporate office space from an affiliate of TIGI.  Payments under this lease for the year ended December 31, 2008, were approximately $410,000, and also were included in general and administrative expenses.  As of December 31, 2008, TIGI, through affiliates, beneficially owned approximately 14.6% of our outstanding common stock.  For accounting purposes however, we are not directly affiliated with TIGI or its affiliates.

On August 12, 2003, we entered into an agreement with Inland Investment Advisors, Inc., an affiliate of TIGI, to manage our investment in securities.  We pay a fee of up to 1.0% per annum on the net asset value under management.  We paid approximately $171,000 for these services during the year ended December 31, 2008.

In May 2005, we acquired a 1.0% interest in The Inland Real Estate Group of Companies, Inc. for a purchase price of $1,000.  The Inland Real Estate Group of Companies, Inc. provides assistance in the marketing of our investment properties and provides representation at various trade shows and conventions.

On September 5, 2006, our taxable REIT subsidiary, Inland Venture Corporation, entered into a limited liability company agreement with Inland Real Estate Exchange Corporation, a wholly owned subsidiary of TIGI. The resulting joint venture was formed to facilitate Inland Venture Corporation’s participation in tax-deferred exchange transactions pursuant to Section 1031 of the Internal Revenue Code using properties made available to the joint venture by Inland Venture Corporation. We executed a joinder to the joint venture agreement, agreeing to perform certain expense reimbursement and indemnification obligations thereunder. We coordinated the joint venture’s acquisition, property management and leasing functions, and earned fees for services provided to the joint venture, including management and leasing fees, as well as acquisition fees, which were split equally between Inland Venture Corporation and Inland Real Estate Exchange Corporation.  The joint venture agreement expired during 2008, and the Company is currently in the process of negotiating a new agreement.

Effective October 1, 2006, we entered into an agreement with a limited liability company formed as an insurance association captive, which is owned in equal proportions by the Company, Inland Western Retail Real Estate Trust, Inc. and Inland American Real Estate Trust, Inc.  The latter two entities are REITs that, like us, were sponsored by an affiliate of TIGI.  Inland Risk & Insurance Management Services, Inc., an affiliate of TIGI, provides services to the captive. The captive was formed to initially insure/reimburse the members’ deductible obligations for the first $100,000 of property insurance and $100,000 of general liability insurance.  We entered into the captive to stabilize its insurance costs, manage its exposures and recoup expenses through the functions of the captive program.  We are contractually obligated to remain as a member of the captive for a period of five years.

Policies and Procedures with Respect to Related Party Transactions

Our articles of incorporation contain provisions setting forth our ability to engage in certain transactions.  Our board reviews all of these transactions as well as any related party transactions.  As a general rule, any related party transactions must be approved by a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction.  In determining whether to approve or authorize a particular related party transaction, these persons will consider whether the transaction between us and the related party is fair and reasonable to us and has terms and conditions no less favorable to us than those available from unaffiliated third parties.

PROPOSAL NO. 2 — RATIFY APPOINTMENT OF KPMG LLP

The audit committee has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009.  We traditionally ask our stockholders to ratify the selection even though your approval is not required.  Further, even if you do not approve the selection of KPMG LLP, we will not replace them for this fiscal year due to the added expense and delay that would result from replacing them and selecting a new firm.  Instead, the audit committee will consider the negative vote as a direction to consider a different firm next year.

Representatives of KPMG LLP will attend the annual meeting.  These representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate stockholder questions.

RECOMMENDATION OF THE BOARD:  The board recommends that you vote “FOR” the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Fees to Independent Registered Public Accounting Firm

The following table presents the fees for professional services rendered by KPMG LLP for the audit of our annual financial statements and internal control over financial reporting for the fiscal years ended December 31, 2008 and 2007, together with fees for audit-related services and tax services rendered by KPMG LLP for the fiscal years ended December 31, 2008 and 2007, respectively.

	Fiscal year ended December 31,
Description	2008		2007
	$		$
Audit fees	694,350	(1)	667,000
Audit-related fees (2)	—		44,812
Tax fees (3)	228,912	(4)	212,480
All other fees	—		—
TOTAL	923,262		924,292

(1)                                  Total includes Audit fees of $58,000 incurred in connection with IN Retail Fund LLC, our joint venture with the New York State Teachers’ Retirement System.

(2)                                  Audit-related fees are comprised of research fees.

(3)                                  Tax fees are comprised of tax compliance fees.

(4)                                  Total includes tax fees of $18,165 incurred in connection with IN Retail Fund LLC.

Approval of Services and Fees

Our audit committee has reviewed and approved all of the fees paid to KPMG and actively monitors the relationship between audit and non-audit services provided by KPMG.  The audit committee must pre-approve all services provided by our independent registered public accounting firm and the fees charged for these services.  The audit committee also will consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.  Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the chairperson of the audit committee for approval.  The audit committee concluded that all services rendered by KPMG during the years ended December 31, 2007 and 2008, respectively, were consistent with maintaining KPMG’s independence.  Accordingly, the audit committee has approved all of the services provided by KPMG.  As a matter of policy, we will not engage its primary independent registered public accounting firm for non-audit services other than “audit related services,” as defined by the SEC, certain tax services, and other permissible non-audit services as specifically approved by the chairperson of the audit committee and presented to the full committee at its next regular meeting.  The policy also includes limits on hiring partners of, and other professionals employed by, KPMG to ensure that the SEC’s auditor independence rules are satisfied.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires each director, officer and person (as that term is defined in the Exchange Act) beneficially owning more than 10% of our common stock to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our securities with the Securities Exchange Commission (“SEC”). Officers, directors and greater than 10% beneficial owners (collectively, the “Reporting Persons”) are required by SEC rules to furnish us with copies of all Forms 3, 4 and 5 that they file.   Based solely on a review of the copies of these forms furnished to us during and with respect to the fiscal year ended December 31, 2008, or written representations from our Reporting Persons that no additional forms were required, we believe that all of our Reporting Persons complied with these filing requirements in 2008, with the exception of those reports disclosed herein.  During the fiscal year ended December 31, 2008, Inland Investment Stock Holding Company (“IISHC”), a wholly owned subsidiary of Inland Real Estate Investment Corporation (“IREIC”), did not file a Form 3, identifying itself as the beneficial owner of more than 10% of the outstanding shares of our common stock.  Since becoming a 10% beneficial owner, IISHC has only acquired shares of our common stock through its participation in the Dividend Reinvestment Plan (“DRP”) and has not otherwise transacted in our common stock.  IISHC’s beneficial ownership and acquisitions are reflected in Form 4s filed by Mr. Goodwin; however, IISHC did not file a Form 5 disclosing its acquisition of shares through the DRP.  In 2008, Mr. Goodwin reported eleven transactions that occurred in 2008 and eleven transactions that occurred in 2007 on five late Form 4s.  Mr. D’Arcy filed one late Form 4 reporting a total of two transactions and Ms. Lawton filed one late Form 4 reporting just one transaction.  Mr. Goodwin has disclosed all of his transactions in our securities, which include 54 transactions in our common stock entered into by subsidiaries of TIGI and IREIC on 50 reports on Form 4.  Mr. Goodwin is the controlling shareholder of TIGI, which in turn is the parent of IREIC.  Neither TIGI nor IREIC were identified as reporting persons in these filings, however, and one or both of TIGI and IREIC may have had an obligation to report these same transactions.  TIGI and IREIC have since jointly filed a Form 3 and an amended Form 4 identifying themselves as joint reporting persons with Mr. Goodwin in these filings.

STOCKHOLDER PROPOSALS

We have not received any stockholder proposals to be included in this proxy statement.  Article II, Section 14(a) of our bylaws requires that any stockholder intending to present a proposal for action by the stockholders at an annual meeting must give written notice of the proposal, containing specified information, to our corporate secretary not less than forty-five days prior to the anniversary of the date on which we mailed our proxy statement for the 2008 annual meeting of stockholders.  For our annual meeting to be held in 2010, the notice deadline under Article II, Section 14(a) of our bylaws is March 16, 2010.  A copy of our bylaws may be obtained by written request to our corporate secretary at the address provided below.

Our bylaws do not change the deadline for a stockholder seeking to include a proposal in our proxy statement pursuant to Securities and Exchange Commission Rule 14a-8.  This rule requires that notice of a stockholder proposal requested to be included in our proxy materials pursuant to that Rule must generally be furnished to our corporate secretary not later than 120 days prior to the anniversary date of our proxy statement for the 2008 annual meeting of stockholders.  For our annual meeting to be held in 2010, any stockholder proposal to be included in the proxy statement under Rule 14a-8 must be received by our corporate secretary no later than December 31, 2009.

All stockholder proposals should be submitted in writing and addressed to our corporate secretary, at Inland Real Estate Corporation, 2901 Butterfield Road, Oak Brook, Illinois  60523.

YOUR VOTE IS IMPORTANT.  THE PROMPT RETURN OF
PROXIES WILL SAVE US THE EXPENSE OF
FURTHER REQUESTS FOR PROXIES.  PLEASE
PROMPTLY MARK, SIGN, DATE AND RETURN THE
ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT! Annual Meeting Materials are available on-line at: http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=103184&GKP=203210 You can vote in one of three ways: 1. Call toll free 1-866-395-9262 on a Touch-Tone Phone. There is NO CHARGE to you for this call. or 2. Via the Internet at https://www.proxyvotenow.com/irc and follow the instructions. or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS PROXY INLAND REAL ESTATE CORPORATION ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Thomas P. D’Arcy and Mark E. Zalatoris, and each of them, as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote all the Common Stock of Inland Real Estate Corporation held of record by the undersigned at the close of business on April 16, 2009, at the Annual Meeting of Stockholders when convened on June 17, 2009 and at any postponements or adjournments thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS SET FORTH HEREIN. In the event that any other matter may properly come before the Annual Meeting, or any postponements or adjournments thereof, the Proxies are authorized, in their discretion, to vote on the matter. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE. (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE INLAND REAL ESTATE CORPORATION — ANNUAL MEETING, JUNE 17, 2009 5701

Date Sign above Please be sure to date and sign this proxy card in the box below. 1. Elect the following seven individuals to serve as directors, including four independent directors, until the next annual meeting of Stockholders or otherwise as provided in our governing documents. Nominees: (01) Thomas P. D’Arcy (02) Daniel L. Goodwin (03) Joel G. Herter (04) Heidi N. Lawton (05) Thomas H. McAuley (06) Thomas R. McWilliams (07) Joel D. Simmons Withhold For All For All Except IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW 2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. The Board of Directors recommends a vote “FOR” the proposals listed above. Mark here if you plan to attend the meeting Mark here for address change and note change Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership and include your title as an authorized officer or person. Please sign, date and return this proxy card promptly using the enclosed envelope. For Against Abstain INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below. Your vote is important! PROXY VOTING INSTRUCTIONS Stockholders of record have three ways to vote: 1. By Mail; or 2. By Telephone (using a Touch-Tone Phone); or 3. By Internet. A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy by mail. Please note telephone and Internet votes must be cast prior to 3 a.m. CDT, June 17, 2009. It is not necessary to return this proxy if you vote by telephone or Internet. FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m. CDT, June 17, 2009: 1-866-395-9262 Vote by Internet anytime prior to 3 a.m. CDT, June 17, 2009 go to https://www.proxyvotenow.com/irc Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted. ON-LINE ANNUAL MEETING MATERIALS: http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=103184&GKP=203210 PROXY INLAND REAL ESTATE CORPORATION PLEASE MARK VOTES AS IN THIS EXAMPLE X Annual Meeting of Stockholders JUNE 17, 2009